CARVER BANCORP, INC.                                     FOR IMMEDIATE RELEASE

Contact:         Michael Herley/ Ruth Pachman
Kekst and Company
(212) 521-4800
Michael-Herley@kekst.com/ Ruth-Pachman@kekst.com

CARVER BANCORP BUILDS OUT MANAGEMENT STRUCTURE
AND ANNOUNCES EXECUTIVE CHANGES

New York, NY, May 26, 2011 – Carver Bancorp, Inc. (“Carver”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (the “Bank”), today announced its intention to implement a revised management structure with two new executive positions consisting of President and Chief Operating Officer and Chief Finance and Administrative Officer.  Both of these positions will report directly to Deborah C. Wright, Chairman and Chief Executive Officer of Carver Bancorp, Inc.

Deborah C. Wright, Chairman and Chief Executive Officer, said: “As we prepare for our future, the Board and management team are putting in place the framework to capitalize on opportunities ahead. While the economic environment in our marketplace continues to be challenging, we also see exciting prospects for highly-focused financial service companies like Carver.  Accordingly, we believe now is the appropriate time to add managerial talent and enhance our reporting structure to allow us to most effectively complete the restructuring of our balance sheet and strengthen our operations, while returning to the important task of growing our franchise.

The Company has retained Heidrick & Struggles to conduct a search to identify candidates for the   President and Chief Operating Officer position. This individual will oversee the Company’s new business and related operating functions including: Lending, Retail, Marketing and Human Resources departments.

Chris A. McFadden, Chief Financial Officer, has decided to resign the position of Chief Financial Officer, effective June 10, 2011, to pursue other opportunities. The Finance Department, including treasury and reporting functions, will continue to be managed by David Toner, Senior Vice President and Controller.

Mark A. Ricca, Executive Vice President and Chief Risk Officer since November of 2008, will be appointed Chief Financial and Administrative Officer, effective June 10, 2011. In this role he will have consolidated oversight of all financial, regulatory, compliance, legal, and risk management functions.

“Mark is a proven talent and an asset to our organization,” Ms. Wright said.  “We are confident that he will excel in this new role."

“In addition, Chris has been a great partner to the entire executive team as we’ve navigated the challenging environment of the past two years. She revamped our Finance and Accounting Department and leaves it in good stead under Dave’s daily oversight. Since joining us from Banco Popular North America in September of 2009, Chris has brought a new discipline to our daily operations and we’ve all learned a great deal from her. We offer our thanks and very best wishes to Chris as she charts her next course.”

Mr. Ricca, 53, joined Carver in 2008 and brings to his position over 20 years of experience with audit, risk management, legal and front line business responsibilities in the banking industry. Prior to joining Carver, he was General Counsel and Assistant to the Chief Operating Officer at New York Community Bank.  Previously Mr. Ricca held positions with Haven Bancorp, Inc., General Electric and Ricca & Donnelly.

Mr. Toner, 49, joined Carver in 2009 after more than 20 years with Citigroup in various financial control positions in the United States and Europe, including serving as Chief Financial Officer of Citigroup’s Community Development business from 2004 through 2007. Prior to joining Citigroup in 1987, Mr. Toner, a CPA, held various audit positions with Deloitte & Touche (formerly Deloitte, Haskins & Sells).

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

# # #